EXHIBIT 10.9

Transfer Agreement

Party A: Shenzhen Jiancheng Investment Ltd.
Party B: Tibet Changdu Huiheng Development Ltd.

Both parties reached the following agreement regarding transferring all the assets and equity held by Party A in the “Project of accelerator center of Dali 60 Hospital” (hereafter “Dali Project”) to Party B.

i.	Asset and equity to be transferred
The asset and equity to be transferred is: all equity of Party A in the Dali Project, including:
(1)	Asset to be transferred: all assets invested by Party A under the <<Contract for Establishing Cooperatively an Accelerator Treatment Research Center>> between Party A and Dali 60 Hospital.
(2)	Equity to be transferred: all equity of Party A under the <<Contract for Establishing Cooperatively an Accelerator Treatment Research Center>> between Party A and Dali 60 Hospital.
Both Parties agree that Party B obtains the right to income in Dali Project after the transfer.

ii.	Transfer Price
Both Parties agree that the total transfer price of the asset and equity in Dali Project is RMB 15 million.

iii.	Transition
1.
Within 5 days after the Agreement is executed, Party B pays the deposit to Party A , and Party A provides to Party B a <<Project Material List>> of Dali Project (including project overview, background, cooperation agreement, asset sheet of the agreement, etc) based on the requirement of Party B, which will be taken as the basis of the transfer and through which Party B establishes its purchase intention. The materials provided by Party A must be true, complete and accurate.

2.
Party B verifies the project. Party B after determining its purchase intention can verify the items to be transferred according to the <<Project Materials List>> within 20 days of receipt of the <<Project Materials List>>. Both parties shall sign the verification sheet after the verification is finished. If the verification succeeds, Party B takes over the assets and equity under the <<Cooperation Contract>> of Dali Project of Party A, and pays the transfer price subject to the Agreement, and Party A arranges contact with the hospital. If the verification shows that the items are significantly different from those listed in the <<Project Materials List>>, both parties negotiate to settle. If the negotiation fails to meet the requirement specified in the <<Project Materials List>>, Party B can withdraw from the transfer and Party A shall return all the deposit and the interest of the deposit based on the interest rate of the bank at that time to Party B. If Party B does not perform the Agreement and withdraw from the transfer when the verification succeeds, Party B shall bear the liability for breaching the agreement.

3.
Closing of the cooperation equity. Both parties execute a supplemental agreement in writing to specify the closing date of the cooperation equity and the ownership of the asset and equity before and after the closing date. Party A shall also transfer to Party B legal documents, financial documents and related materials in connection with Dali Project. These documents and materials shall basically be in their original forms. If original documents or materials are not available, copies shall be provided affixed with Party A’s seal. Party B shall have the right to determine whether it will continue to hire the personnel involved in Dali Project. For those that Party B determines to continue to hire, Party A shall arrange the execution of Labor Contract for them in accordance with Party B’s requirement, and for those that Party B will not continue to hire, Party A shall be responsible for the layoff.

iv.	Payment method of the transfer amount
1.
Party B shall pay Party A RMB 2 million as deposit within 5 business days after the execution of the Agreement. If the Contract and the Agreement are performed, the deposit will be taken as part of the transfer amount;

2.
Party B shall pay Party A RMB 5 million as transfer amount within 5 business days after both parties have verified that the deposit has been paid to Party A, the Agreement has taken effect, and Party B has finished the verification within 20 days after receiving the <<Project Materials List>> from Party A;

3.
Party B shall pay Party A RMB 6 million within 5 business days after the asset and the equity have been handed over to Party B, and Party A provides a receipt indicating the total amount of the transfer;

4.	Party B shall pay Party A RMB 2 million as transfer amount within 90 days after the asset and the equity have been handed over to Party B.

v.	Declaration and guarantee of both parties
1.	Declaration and guarantee of Party A

(1)	Party A guarantees it has complete, effective right to own and dispose of the asset to be transferred, and it will not cause any damage to third party’s interest or raise any dispute;
(2)
Up to the execution date of the Agreement, Party A has not disposed of the asset to be transferred by transferring, by using as a pledge, by paying a debt, by using for security, or in any other manner. There is not any debt or debt related dispute involved with the asset to be transferred. Party A has not given its equity in Dali Project as a pledge to a third party;

(3)	The asset to be transferred is in good condition and in normal operation;
(4)	Party A guarantees it has disclosed authentically, accurately and completely Dali project, related facts, matters or status in connection with fulfillment of the original Cooperation Contract;
(5)	Party A shall not change in any manner the terms of the original Cooperation Contract to cause damage to Party B’s interest;

(6)
Party A does not have any amount due to personnel in the Accelerator Treatment Research Center regarding salary, bonus and marketing fees. If there is such an amount due, it will be deducted from the transfer amount;

(7)	Party A shall not be engaged in any project in Dali 60 Hospital with a third party that is competitive with Dali Project;
(8)	Party A shall not actively transfer key personnel in Dali Project;
(9)	Party A will perform the Agreement following the principle of honesty and good faith.

2.	Declaration and guarantee of Party B
(1)	The money paid by Party B as the transfer amount comes legally;
(2)	Party B has sufficient funds to make the payment under the Agreement;
(3)	Party B will perform the Agreement following the principle of honesty and good faith.

vi.	Liabilities of Breach of Duties
If either party has the activity that is in violation of Clauses 1 and 2 of Article 5 of the Agreement, the other party has the right to cancel the Agreement, and the Party in violation shall be liable for all financial damages of the other party.

vii.	Cost
Both parties shall bear their respective cost for executing and performing the Agreement (including tax payable), except provided otherwise.

viii.	Force Majeure
1.
Should either party be prevented from performing all or part of its obligations or delayed for performing its obligations under the Agreement owing to an event of Force Majeure, it shall be exempt from the default liabilities arising therefrom, but it shall take all necessary relief measures if allowed to reduce losses caused by the event of Force Majeure.

2.
The Party claiming for Force Majeure circumstances shall notify the other party in writing of such event as soon as possible, and provide a report in writing including obligations under the Agreement that can not be performed or fully performed and the reason to delay the performance within 15 days after the event of Force Majeure.

ix.	Information disclosure and confidentiality
1.
Party B shall keep secret of the information about the trade secret, technology secret and business operation, etc. of Party A and of the project that is know to Party B for performing the Agreement, and shall not disclose to third parties or publish.

2.
Party B shall take necessary measures to maintain the trade secret and operation secret of Party A and its partner (the Hospital) known to Party B for performing the Agreement and keep the confidentiality. Party B shall not disclose, tell, give or transfer to a third party in any manner the project materials provided by Party A, except agreed by Party A in writing beforehand, and except that Party B is using the materials normally for performing the Agreement.

x.	Governing law and dispute settlement
The Agreement shall be governed by Chinese law. Both parties shall negotiate to settle disputes under the Agreement; if negotiation fails, either party can initiate arbitration in an Arbitration organization in the location where the Agreement is executed.
Any amendment to the Agreement shall be provided as a supplemental agreement in writing executed by both parties.

xi.	Execution and effectiveness
1.	The Agreement will become effective after it is signed by legal representatives or authorized representatives of both parties affixed with seals of both parties.
2.	The Agreement includes four copies with each party holding two copies.
3.	The Agreement prevails in case of inconsistency between the Agreement and <<Contract>>.

Party A: Shenzhen Jiancheng Investment Ltd.
Date: 03/13/2011

Party B: Tibet Changdu Huiheng Development Ltd.
Date: 03/14/2011

Radiotherapy Treatment and Research Center Co-establishment Contract

Chapter One: GENERAL PROVISIONS

The No. 60 Central Hospital of the Chinese People’s Liberation Army and Jiancheng Investment Co., Ltd., through friendly consultation, according to relevant PRC laws and regulations, as well as principles of equality and mutual benefits, decide to jointly establish the Radiotherapy Treatment and Research Center (“the Center”) at the No. 60 Central Hospital of the Chinese People’s Liberation Army. The Center belongs to the No. 60 Central Hospital of the Chinese People’s Liberation Army.

Chapter Two: CO-PARTIES

Article 1:    Party A: No. 60 Central Hospital of the Chinese People’s Liberation Army (“Party A”)
Legal Representative: Zhang Daoquan
Position: President
Telephone: 0872 – 2669101
Facsimile: 0872 - 2669136
Address: North Gate, Dali Old City, Yunnan Province

Party B: Jiancheng Investment Co., Ltd., Shenzhen (“Party B”)
Legal Representative: Li Jun
Position: Chairman
Telephone: 0755 – 25331498
Facsimile: 0755 – 25331319
Postcode: 518038
Address: Room 507, Plaza B, Yingdali Digital Zone, Futian Free Trade Zone, Shenzhen

Article 2:       The Center Legal Address: within the No. 60 Hospital of the Chinese People’s Liberation Army, North Gate, Dali Old City, Yunnan Province.

Article 3:       All activities of the Center must comply with laws and regulations of People’s Republic of China (“PRC”).

Article 4:       The Center shall strictly follow the fee/charge standards included in the Non-profits Medical Service Price Standards of Yunnan Province. The Hospital Inpatient Cashier’s Office shall uniformly handle fees and billing and issue invoices in uniformed format to the patients. The Center shall not for any reason directly charge its patients and issue invoice. The Center shall have independent accounting and financing with Accountant in Chief provided by Party B and Cashier provided by Party A.

Article 5:       Center operating cost includes Center maintenance fee (including housing repair and equipment repair), personnel wages, bonus, water/electricity, office stationary cost and other fees and expenses that require to be paid by the Center.

Article 6:        Finance of the Center shall be cleared every month. Center profits, distracting from Center operation cost, shall be distributed to both Parties according to the distribution percentage rule in Article 8 of the Contract.

Chapter Three: PURPOSE, MANNER, TERM, DUTIES AND DISTRIBUTION PLAN OF THE COOPERATION

Article 7:        COOPERATION PURPOSE: through establishment of the Radiotherapy Treatment and Research Center in the Hospital, active treatment and research will be performed, clinic treatment quality will improve and great military, social and economic benefits will be achieved.

Article 8:        COOPERATION MANNER: Party B shall provide one (1) XHA600D medical electronic linear accelerator, one (1) automatic 60-pair Muti-leaf collimator treatment system HSR-GW60, and one (1) radiotherapy analog positioning machine with a total value for more than 6,500,000 RMB. Party A shall also provide equipment room that matches with the aforementioned equipment requirements, office place, office stationary/facilities, the medical care staffs required by the Center and other accessory facilities (including but not limited to air-conditioner, dehumidifier, office computers, and air purifier).

Both parties shall distribute income of the Center* during the cooperation term according to the follow:
During Year 1 and Year 2, Party A receives 20% and Party B receives 80%;
During Year 3 and Year 6, Party A receives 30% and Party B receives 70%;
During Year 7 and Year 10, Party A receives 40% and Party B receives 60%.

* “Income of the Center” means the medical treatment revenue of the Center deducting from operating costs of the Center.

Article 9:       Both Parties shall perform their respective duties as follows:
   Party A’s duties:
1.	Since the Contract is executed, Party A shall start preparing Center establishment documentations for all sorts of government approvals and respective costs;
2.	Party A is responsible for confirming the Center infrastructure plan, organizing the constructions and bears corresponding cost;
3.	Party A is responsible for implementing water, electricity, roads and other infrastructure facilities and bears corresponding cost;
4.	Party A is responsible for recommending professional medical staffs that the Center needs (shall be full time employees of the Center);

5.     Party A is responsible for providing the Center necessary medical care technical support.
6.     Party A is responsible for other matters assigned by the Center;
7.     After national or local laws and regulations amended or changed, Party A is responsible for assisting Party B in maintaining the normal operations of the Center in accordance with laws and regulations.

Party B’s duties:
1.     It is Party B’s responsibility to invest in one (1) XHA600D medical electronic linear accelerator, one (1) automatic 60-pair Muti-leaf collimator treatment system HSR-GW60, one (1) radiotherapy analog positioning machine and provides one year warranty for free with regard to the aforementioned equipment (not counted as cost of the Center);
2.     Since the execution date of the Contract, Party B is responsible for purchasing the equipment and completes corresponding delivery within thirty (30) days after the hospital equipment room passes qualification test. Party B is also responsible for arranging training of the Center medical care technical staffs and pays for corresponding cost;
3.     Party B shall work with Party A on researching and conforming the organization and construction plan, and it shall assist Party A during the construction process;
4.     Party B is responsible for other matters assigned by the Center;
5.     Party B is also responsible for providing all kinds of technical indicators and parameters with regard to the electronic linear accelerator and provides corresponding users’ manual as well as other accompanied documentations.

Chapter Four: MANAGEMENT COMMITTEE

Article 10:      The Administration sector of the Center is the Management Committee (“MC”) that consists of five (5) members. Two are appointed by Party A and the other three by Party B.  There are two Directors, each appointed by either party.

Article 11:      MC has the power to make all decisions for the Center except the following important matters which have to be agreed by both parties:
1.   The development and modification of the Charter;
2.   Confirmation of the Center’s termination or dissolution, after which MC shall setup a liquidation committee in charging of liquidating the organization and issuing liquidation report
3.   Center key personnel appointment;
4.   Other important matters with regard to the Center (which shall be decided by the majority vote at the MC meeting).

Article 12:  If the MC Director for some reason cannot fulfill his/her duties, he or she may temporarily delegate his or her power to other Committee member(s).

Article 13: The MC meeting shall be held twice every year, usually in the first half and second half of the year. The MC Director may hold temporary MC meetings. All minutes shall be placed on file.

Chapter Five: ORGANIZATION MANAGEMENT

Article 14:  The Radiotherapy Research Center in the Hospital is under direct governance of MC and runs according to principle of center-director responsibility. Center directors are in charge of daily Center management. Center shall has one director, recommended by Party B, and one deputy director, recommended by Party A, confirmed and appointed by MC, with a career term of four (4) years.

Article 15:  Responsibilities of the Center director include implementing MC’s decisions, in charge of medical treatment, marketing, management, financing and other daily center affairs as well as operation works, directly responsible to the MC. Deputy director’s job is to assist the Center director. The Center may appoint certain number of department heads, in charging of each department activities, accomplishing matters assigned by the Center director and deputy director.

Article 16:  If director and/or deputy director’s behavior consists of malpractice or gross negligence on duties, they will be fired at will by the MC meeting.

Article 17:  Machinery equipment, accessories, transportation tools and stationary required by the Center, in the case of the same conditions, shall be purchased in China first rather than in any other country (or countries).

Chapter Six: LABOR MANAGEMENT

Article 18:  MC shall determine on employment, dismissal, wages, labor insurance, labor protection, welfare benefits, rewards and punishments of the Center personnel, according to corresponding local labor rules and regulations. The Center shall sign labor contract with individual personnel and shall execute it accordingly.

Article 19:  MC shall determine through discussion on employment, wages and benefits, social benefits, and travel expense standards of the high-level executives recommended by one party or the other.

Chapter Seven: FINANCE, TAX, AND AUDIT

 Article 20: The Center shall establish its accounting sector and equip with accounting personnel, and have its own independent financial accounting, according to relevant laws and regulations. Both Parties shall work together to set up the Center Finance Implementation Rules and according to the Implementation Rules monthly funding and facility maintenance fee will be issued.

Article 21: The Center shall have independent accounting and financing. Cashier shall be provided by Party A (and employed by MC) and Accountant in Chief shall be provided by Party B (and employed by MC), which forms the finance office of the Center. Finance of the Center shall be cleared every month. Center profits, distracting from Center operation cost, shall be distributed to both Parties according to the distribution percentage rule in Article 8 of the Contract.

Article 22:  Financial statements of the Center shall be sent to both parties. Party A shall transfer the profit amount that Party B belongs to into Party B’s designated bank account within one week after such financing statement being received.

Article 23:  Either party may do regular or sudden auditing, or joint auditing. Both parties have the right to send professionals from accounting firms or its own accountant to check the Center’s accounting. However, they shall let the other party know at least one week ahead.

Article 24:  If the Center needs to pay taxes and management fees, after such payment being made, it shall be added into the Center’s operation cost. If no such payment needs to be made, neither party would take any responsibility underneath this provision.

Article 25: The Center shall take out public accumulation fund and public welfare fund in accordance with relevant laws and regulations. MC, according to the Center’s income and expenditure during that year, shall determine the annual takeout percentage.

Article 26:  Party A shall promise to separate income of the Center from its other incomes. With the exception of stipulation in Article 22 that Party A shall transfer Party B’s percentage amount into its account or otherwise performance under MC’s orders, Party A shall not move funds at its will and shall act in accordance with MC’s determinations.

  Chapter Eight: ASSET DISPOSAL AFTER THE TERM EXPIRES

Article 27:  At the time when the term of the Contract expires, all equipment assets of the Center belong to Party A.

Chapter Nine: INSURANCE

Article 37:  All fixed assets of the Center are covered by insurance. MC shall decide the type of policies, value, and term according to standards provided by the insurance company. The Center shall place the medical malpractice liability insurance. Once medical malpractice or related dispute happens in the Center, the Hospital shall handle it on behalf of the Center.  If financial damage incurred, insurance is the way to solve it. In the event insurance not covering, the Center shall solve the problem directly and any related expenses should be counted as operating cost.

  Chapter Ten: CONTRACT MODIFICATION, CHANGE AND TERMINATION

Article 29:  Any modifications on the Contract and its attachments may be taken into effect only after legal representatives of both parties executed certain written agreement.

Article 30:  During the cooperation period, both parties shall adjust their mode of cooperation in accordance with changes made in the national policies with respect to cooperative medical institutes.

Article 31:  Due to changes of national policies or other force majeure that led to contract non-performance or long-term loss to the Center, both parties, by their mutual agreement, may terminate the Contract before its expiration date.

Article 32:  If the Center cannot operate normally or the purpose of operation stipulated in the Contract cannot be reached due to one party’s non-strict fulfillment of its contract obligations or its material breach of contract or material noncompliance of its charter, the other party who complies with the Contract may terminate the Contract unilaterally or is entitled to collect from breaching party (including direct loss and loss of expected benefits).

Chapter Eleven: DEFAULT RESPONSIBILITIES

 Article 33: Default occurs when either party breaches any provision in the Contract.

Article 34:  After the equipment room construction by Party A completes, if Party B is not able to deliver the equipment to the designated place of Party A within the stipulated period of time, that shall be treated as breach of Contract. Party A shall receive double indemnity of its construction expenses from Party B.

Article 35:  Material breach of contract occurs when either party unilaterally misappropriates the Center’s fund/profits without MC’s unanimous consent or either party unilaterally moves away accelerator or other equipment without MC’s unanimous consent. The defaulting party shall compensate any resulting losses/damages.

Chapter Twelve: FORCE MAJEURE

Article 36:  When force majeure that is unexpected, unavoidable and the consequence of which cannot be prevented, including but not limited to earthquake, typhoon, flood and warfare, happened, one party shall immediately notify the other party by telegraph and within fifteen (15) days after the accident happened, provide information about the negative impact the accident had on performance of the Contract. Both parties shall decide, after mutual agreement, whether to terminate the Contract, or partially exempt performance of the Contract or delay performance of the Contract.

 Chapter Thirteen: JURISDICTION

Article 37:  The contract formation, validity, interpretation, implementation and dispute shall be protected and governed by laws of People’s Republic of China.

Chapter Fourteen: DISPUTE RESOLUTION

Article 38:  Both parties shall try their best to resolve any dispute in execution of the Contract or any related disputes,  through friendly consultation. If dispute still cannot be solved, either party shall submit the case to the People’s Court where the Center is located for ruling.

Chapter Fifteen: CONTRACT EXECUTION AND OTHERS

Article 39:  Any notification delivery method between the parties, like telegraph or facsimile, if involved with rights and obligations of any party or parties, shall be promptly made in written letterform. The legal address indicated in the Contract is also the mailing address of the parties.

Article 40:  The Contract has six copies, three of which are held by each party. The Contract shall take into effect by official execution from legal representatives of both parties and after recognition and approval from Logistics Department as well as Health Department of the Military Region.

Article 41: With regard to other matter(s) that are not addressed within the Contract, both parties shall enter into supplemental agreement(s) after good faith discussion.

Party A: No. 60 Central Hospital of the Chinese People’s Liberation Army
(sealed)
Legal Representative: Zhang Daoquan
October 23, 2007

Party B: Jiancheng Investment Co., Ltd.
(sealed)
Legal Representative: Li Jun
October 26, 2007